EXHIBIT 16.1

October 28, 2003

Securities and Exchange Commission

450 Fifth Street, N.W.

Washington, D.C. 20549

Gentlemen:

We have read Item 4 of Form 8-K dated October 28, 2003, of InSite Vision Incorporated and are in agreement with the statements contained in the first sentence of the first paragraph, the second paragraph, the third paragraph, and the first sentence of the fourth paragraph on page 2 therein. We have no basis to agree or disagree with other statements of the registrant contained therein.

/s/    Ernst & Young LLP